Exhibit 10.3

STOCK OPTION AGREEMENT

Dated: July 1, 2014

TO:    Samuel M. Inman, III (Employee Number: 126709)

Pursuant to the 2009 Long Term Incentive Plan (the “Plan”) of Covisint Corporation (the “Corporation”) and with the approval of the Compensation Committee (“Committee”) of the Corporation’s Board of Directors in accordance with the Plan, the Corporation grants you an option (the “Option”) to purchase 750,000 shares of Common Stock (the “Shares”) at $4.86 per share, upon the terms and conditions contained in this Stock Option Agreement (the “Agreement”) and in the Plan. The Option is intended to be a Nonqualified Option and is granted pursuant to Article VII of the Plan and is intended to be exempt from Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan, as amended from time to time, is made a part of this Agreement and is available upon request. Capitalized terms used in this Agreement, but not otherwise defined in this Agreement, shall have the meanings given them in the Plan.

1.Vesting Schedule. Subject to the terms contained in this Agreement and in the Plan, you may exercise the Option in accordance with the following schedule:

(a)	On and after July 1, 2015, you may exercise the Option to purchase up to 33.33% of the total number of Shares.

(b)	On and after July 1, 2016, you may exercise the Option to purchase up to an additional 33.33% of the total number of Shares.

(c)	On and after July 1, 2017, you may exercise the Option to purchase the remainder of the total number of Shares.

2.Expiration. This Option will expire (to the extent not previously exercised) on July 1, 2024 (the “Expiration Date”), unless terminated earlier in accordance with the Plan or Section 5 of this Agreement.

3.Non-Transferable. The Option may not be transferred by you other than by will or by the laws of descent and distribution or as otherwise provided in the Plan and, during your lifetime, the Option is exercisable only by you.

4.Termination of Employment.

(a)Notwithstanding the foregoing, all of your remaining unvested Option shares will immediately vest and be exercisable on the date of your termination through the Expiration Date: (1) in the event that the Recipient ceases to be employed due to Recipient’s death or Disability; (2) under the circumstances set forth in Recipient’s Severance Agreement, dated July 1, 2014 (“Severance Agreement”); (3) in the event you are terminated by the Corporation or a Subsidiary without Cause; or (4) if you incur an “Involuntary Termination” or “Good Reason Termination” within 12 months following the effective date of a Change in Control. For purposes of this provision,

Exhibit 10.3

“Involuntary Termination” means Recipient’s termination by the Corporation for any reason other than “Cause”; “Cause” means (i) the willful and continued failure by the Recipient to substantially perform the Recipient’s duties with the Company (other than any such failure resulting from the Recipient’s incapacity due to physical or mental illness) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Recipient by the Company’s board, which demand specifically identifies the manner in which the board believes that the Recipient has not substantially performed the Recipient's duties, or (ii) the willful engaging by the Recipient in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Recipient's part shall be deemed "willful" unless done, or omitted to be done, by the Recipient not in good faith and without reasonable belief that the Recipient's act, or failure to act, was in the best interest of the Company; and “Good Reason Termination” means constructive termination of Recipient’s employment if following a Change in Control “Good Reason” as defined in the Severance Agreement exists.

If your employment is terminated by the Corporation with Cause, this Option shall terminate and shall not be exercisable by you after such termination.

5.Manner of Exercise. The exercise price for Shares upon exercise of the Option shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, subject to the limitations set forth in Section 2.4 of the Plan, payment may be made by (a) delivery and transfer, in a manner acceptable to the Corporation's Secretary in his sole discretion, to the Corporation of outstanding shares of Common Stock; (b) by delivery to the Corporation’s General Counsel or his designee of a properly executed exercise notice, acceptable to the Corporation, together with irrevocable instructions to the Optionee's broker to deliver to the Corporation sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Corporation and the brokerage firm; or (c) any other method permitted in Section 2.4 of the Plan. Shares of Common Stock surrendered upon exercise shall be valued at the Stock Exchange closing price for the Common Stock on the day prior to exercise. The action by you to exercise the Option shall be deemed to be your acceptance of all terms and conditions of this Agreement and the Plan.

6.Rights as Stockholder. As the holder of the Option you shall not be, nor have any of the rights or privileges of, a stockholder of the Corporation in respect of any Shares unless a certificate or certificates representing such Shares shall have been issued by the Corporation to you or a book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian. The Corporation shall not be liable to you for damages relating to any delay in issuing shares or a stock certificate to you, any loss of a certificate, or any mistakes or errors in the issuance of Shares or a certificate to you.

7.Withholding. The Corporation shall have the right to withhold from your compensation or to require you to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option. Subject to the limitations in Section 10.5 of the Plan, you may, in order to fulfill the withholding obligation, make payment to the Corporation in any manner permitted under Section 10.5 of the Plan. The Corporation shall be authorized to

Exhibit 10.3

take such action as may be necessary, in the opinion of the Corporation’s counsel (including, without limitation, withholding vested Common Stock otherwise deliverable to you and/or withholding amounts from any compensation or other amounts the Corporation owes you), to satisfy the obligations for payment of any such taxes.

8.No Guarantee of Employment. Nothing contained in this Agreement or in the Plan, nor any action taken by the Corporation or the Committee, shall confer upon you any right with respect to continuation of your employment or other service by or to the Corporation or any Subsidiary of the Corporation, nor interfere in any way with the right of the Corporation or any Subsidiary to terminate your employment or other service at any time, and if you are an employee, your employment is and shall remain employment at will, except as otherwise specifically provided by law or in an employment agreement between you and the Corporation.

9.Personal Data. By entering into this Agreement, you consent to the disclosure, transfer and/or processing of any relevant personal data in relation to the administration of the Plan by the Corporation or any third party authorized by the Corporation to administer the Plan on its behalf, and in particular such processing as is necessary in relation to your holding and exercising the Option. The relevant personal data that will be processed includes but is not limited to name, employee number, hire date, job title and location.

10.Plan Terms Control. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control, it being understood that variations in this Agreement from terms set forth in the Plan shall not be considered to be in conflict if the Plan permits such variations.

Notices. Any notices to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation in care of its Secretary, and any notices to you shall be addressed to you at the address stated in the Corporation’s records.

Very truly yours,

COVISINT CORPORATION

By:    /s/ Robert C. Paul________________
Robert C. Paul
Its: Chairman of the Board of Directors

The above is agreed to and accepted by:

/s/ Samuel M. Inman, III
Optionee’s Signature

Dated: July 1, 2014

Exhibit 10.3

Samuel M. Inman, III (Employee Number: 126709)